C O N F I D E N T I A L
D I S C U S S I O N M A T E R I A L
Project Canary

P R O J E C T C A N A R Y
This presentation is addressed to and intended solely for the benefit of Connect’s Board of Directors. It does not constitute, and should not be viewed as, a fairness opinion, appraisal, or recommendation to any PacNet shareholder as to whether or not such shareholder should tender PacNet shares held by such shareholder in connection with the Offer or any transaction. This presentation also does not address Connect’s underlying business decision to pursue the Offer, the relative merits of the Offer as compared to any alternative business strategies that might exist for Connect, or the effects of the Offer. Lazard is not delivering any fairness opinion, appraisal or other recommendation or opinion on or relating to the fairness of the Offer.
Lazard does not make any representation or warranty, express or implied, to any third party regarding the accuracy or completeness of any of the materials contained in this presentation, and therefore any liability to any third parties (including in respect of direct, indirect or consequential loss or damages) is hereby expressly disclaimed.
This presentation is extracted, compiled or derived exclusively from public sources, each of which may or may not be correct, accurate or complete. In the course of its review, Lazard has relied upon and assumed, without independent verification, the correctness, accuracy and completeness of such financial and other information.
In conducting its analysis and in preparing this presentation, Lazard did not make any independent evaluation or appraisal of PacNet’s assets or liabilities, contingent or otherwise, not was Lazard furnished with any such evaluation or appraisal.

P R O J E C T C A N A R Y D I S C U S S I O N M A T E R I A L S
Company Overview
DESCRIPTION
Canary is a telco-independent Internet Communications Service Provider in the Asia Pacific region
Canary provides IP-based data and voice services to businesses and individuals in Asia Pacific and currently has a direct presence in seven countries – Singapore, Australia, Hong Kong, India, The Philippines, Thailand and Malaysia Revenues are derived from three principal sources Access services, comprising of dial-up, broadband and leased line services IP services, formerly known as value added services and includes voice, security hosted, roaming and other IP basis services Miscellaneous, comprising of travel commissions from its corporate travel agency business in Singapore, network services and system integration revenues Canary was established in September 1995 through a combination of joint ventures, acquisitions and establishment of new operations, delivers its services to businesses and consumers through a regional network of more than 30 points of presence (POP) in seven markets
CORPORATE GOALS AND STRATEGIC PLAN
In May 2006, Canary announced a five-year strategic plan to transform its business into an IP-based Communications and Solutions Provider. Canary’s announced goal is to triple its revenues to S$510m (approximately US$330m) by 2010 The Canary growth strategy has three key strategic thrusts Expanding its geographic footprint into previously unexplored markets through a combination of acquisitions, joint ventures, partnerships and alliances Exploiting technologies to enhance connectivity solutions, in particular, wireless broadband. Canary intends to offer wireless broadband access to its customers wherever commercially viable Increasing business revenues from IP-based Services, including hosted VoIP PBX services for the SMBs; managed security; and applications and web hosting services
Source: Canary Management Discussion and Analysis for the Quarter and Year ended 31 Dec 2006, p. 1-3

PROJECT CANARY DISCUSSION MATERIALS

Core Strengths and Differentiating Aspects

- **Canary's stated core strengths are:**
  - A strong brand
  - Broad geographic presence with direct operations in seven markets in the Asia Pacific region
  - Economies of scale on international connectivity
  - Scalable and reproducible business model with network management and billing systems
  - Good penetration and knowledge of the SMB customer needs
  - Cohesive and strong management team; sound financial discipline and control systems; and
  - Solid financial resources
- **Canary believes that its points of differentiation are as follows**
  - Leading regional Internet services provider in the Pan-Asian region capable of providing synergized and consistent service standards across the region
  - Only regional Internet services provider with full-fledged domestic operations, facilities, customer base, operating licenses and last-mile access in countries of presence
  - Ability to provide one-stop services to regional customers. Canary believes that it can do this better than its competitors because of its direct presence in multiple markets, strong international peering with multiple carriers, flexible billing capabilities and full local support abilities
  - Ability to manage a telco-independent regional IP network designed and built with redundancies

Source: Canary Management Discussion and Analysis for the Quarter and Year ended 31 Dec 2006, p. 3-4

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P R O J E C T C A N A R Y D I S C U S S I O N M A T E R I A L S
Historical Financial Performance
SUMMARY PROFIT AND LOSS
(US$’000) YEAR ENDED 31 DECEMBER 20061 2005 % GROWTH
Revenue:
Access Services: 88,373 88,584 0% Broadband 55,966 55,187 1% Leased Line 19,172 14,329 34% Dial-up 13,235 19,068 (31%) IP Services: 26,971 16,535 63% Travel and Other: 7,758 5,988 30% Total Revenues 123,102 111,107 11%
Cost of Sales 62,395 52,330 19% Gross Profit 60,707 58,777 3%
Operating Expenses 57,081 52,108 10% Operating Income 3,626 6,669 (46%) Net Income 3,752 7,053 (47%)
1 Unaudited
Source: 2006 fourth quarter and financial year results, p. 2; annual report 2005, p. 38

P R O J E C T C A N A R Y D I S C U S S I O N M A T E R I A L S
Historical Financial Trends
REVENUES AND GROWTH GROSS PROFIT AND MARGINS
EBITDA(1) AND MARGINS NET INCOME AND MARGINS
[1] Calculated as operating income plus depreciation and amortization
Note: 2006 results unaudited. For convenience and as per Canary’s 2006 results, Singapore dollar amounts have been translated into U.S dollar amounts at the exchange rate as of Dec 31, 2006, which was S$1.5338 to US$1.00 Source: 2006 fourth quarter and financial year results, p. 2; annual report 2005, p. 38, 66; annual report 2002, p. 22

P R O J E C T C A N A R Y D I S C U S S I O N M A T E R I A L S
Revenue Breakdown BY OPERATING SEGMENT CUSTOMER TYPE
Note: 2006 results unaudited
Source: 2006 fourth quarter and financial year results, p. 2; annual report 2004, p. 33

P R O J E C T C A N A R Y D I S C U S S I O N M A T E R I A L S
Source: Company website, Factiva news and Factset, as of 25 April 2007

P R O J E C T C A N A R Y D I S C U S S I O N M A T E R I A L S
LAST 3 MONTHS LAST 6 MONTHS
Volume-weighted average: $ 9.67 Volume-weighted average: $ 9.47
Highest close: $ 9.93 Highest close: $ 10.04
Lowest close: $ 9.35 Lowest close: $ 8.42
Trade volume: 690,444 shares Trade volume: 2,128,295 shares
Note: Volume-weighted average for the period represents mean of daily equity-weighted average prices as per Bloomberg data Source: Bloomberg, as of 25 April 2007

PROJECT CANARY
DISCUSSION MATERIALS

One- and Three-Year Relative Share Price Performance

Selected Asian ISPs

LAST 12 MONTHS(1)(3)


130%
120%
110%
100%
90%
80%
70%
60%
50%
40%
Apr-2006
Aug-2006
Dec-2006
Apr-2007
9.5%
3.0%
(1.0%)
(4.6%)
(8.6%)
(26.3%)
(30.7%)
(31.5%)
Canary
eAccess Ltd.
Internet Initiative Japan Inc.
So-net Entertainment Corp.
Sify Ltd. (ADS)
Nifty Corp.
ASAHI Net Inc.
CS Loxinfo PCL

LAST 3 YEARS(2)(3)


180%
160%
140%
120%
100%
80%
60%
40%
20%
Apr-2004
Apr-2005
Apr-2006
Apr-2007
3.0%
(2.1%)
(10.7%)
(17.9%)
(31.5%)
(37.0%)
(45.2%)
(65.9%)
Canary
eAccess Ltd.
Internet Initiative Japan Inc.
So-net Entertainment Corp.
Sify Ltd. (ADS)
Nifty Corp.
ASAHI Net Inc.
CS Loxinfo PCL

Note: 1 Various IPO launches were conducted during the time period concerned (specifically Nifty Corp. on 7 Dec 2006 and ASAHI Net Inc. on 26 Dec 2006)
2 Various IPO launches were conducted during the time period concerned (specifically Internet Initiative Japan Inc. on 2 Dec 2005, So-net Entertainment Corp. on 20 Dec 2005, as well as Nifty Corp. and ASAHI Net Inc.)
3 Companies that launched an IPO over the respective time periods were attributed an index value of 100% as of their first trading day, returns shown are since IPO

Source: Factset, as of 25 April 2007

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P R O J E C T C A N A R Y D I S C U S S I O N M A T E R I A L S
One- and Three-Year Relative Share Price Performance Selected Global ISPs
1 The stock price of Internet Gold-Golden Lines increased 136.6% over the previous 12 months Source: Factset, as of 25 April 2007

P R O J E C T C A N A R Y D I S C U S S I O N M A T E R I A L S
Canary Trading Analysis at Various Levels
LAST 3 MONTHS LAST 6 MONTHS
LAST 12 MONTHS LAST 3 YEARS
Note: Individual trading bands are inclusive of the lower, but not the upper limit Source: Bloomberg, as of 25 April 2007

PROJECT CANARY DISCUSSION MATERIALS

Premium Analysis

COMMENTS

- Connect's Offer price of US$10.00 per share represents a premium of 54.8% over the closing share price of $6.46 on 24 Feb 2006, the last trading on the NASDAQ before which MediaRing first announced its intention to make a tender offer for Canary shares
- The Offer price also represents premia of 21.2% and 5.3% above MediaRing's original and revised offer prices of $8.25 per share and $9.50/share, respectively

OFFER PREMIUM AGAINST VARIOUS BENCHMARKS



60%
50%
40%
30%
20%
10%
0%
54.8%
21.2%
9.8%
5.3%
1.8%
Closing share price as of 24-Feb-06 of $6.46 (1)
Original MediaRing offer price of $8.25
Closing share price as of 11-Jan-07 of $9.11 (2)
Revised MediaRing offer price of $9.50
Average purchase price paid by Connect between 10-Jul-06 to 12-Jan-07 of $9.82

PREMIUM ANALYSIS AGAINST UNDISTURBED SHARE PRICE (24 FEB 2006)

TIME PRIOR TO UNDISTURBED PRICE	AVERAGE CLOSING SHARE PRICE (US$)	PREMIUM TO AVERAGE CLOSING SHARE PRICE	VOLUME WEIGHTED AVE. SHARE PRICE (US$)	PREMIUM TO VOLUME WEIGHTED AVERAGE CLOSING SHARE PRICE
1 market day	6.46	54.8%	6.46	54.9%
3 months	6.06	64.9%	6.11	63.7%
6 months	6.28	59.4%	6.29	58.9%

PREMIUM ANALYSIS AGAINST PRE-ANNOUNCEMENT PRICE (11 JAN 2007)

TIME PRIOR TO PRE-ANNOUNCEMENT	AVERAGE CLOSING SHARE PRICE (US$)	PREMIUM TO AVERAGE CLOSING SHARE PRICE	VOLUME WEIGHTED AVE. SHARE PRICE (US$)	PREMIUM TO VOLUME WEIGHTED AVERAGE CLOSING SHARE PRICE
1 market day	9.11	9.77%	9.10	9.85%
3 months	9.22	8.41%	9.19	8.83%
6 months	9.21	8.58%	9.18	8.88%

1 The last trading day on the NASDAQ before MediaRing first announced its intention to make the offer
2 The day immediately preceding Connect's pre-announcement of its intention to proceed with the Offer
Source: Public filings, Bloomberg

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PROJECT CANARY DISCUSSION MATERIALS

Analysis of Comparable Companies

Company Name	% 52-wk High	Market Cap (US$m)	EV (US$)	EV/Revenues LTM	EV/Revenues 2007	EV/EBITDA LTM	EV/EBITDA 2007	P/E LTM	P/E 2007
Selected Asian ISPs									
EACCESS LTD	78.7%	886	852	1.77x	1.43x	7.5x	18.8x	29.6x	NM
INTERNET INITIATIV	82.8%	721	731	1.54x	1.36x	11.3x	9.5x	13.7x	14.2x
SO-NET ENTERTAINME	73.7%	641	498	1.28x	1.12x	NM	11.0x	NM	38.5x
SIFY LTD -ADR	64.3%	355	306	2.39x	2.18x	26.3x	18.3x	NM	NM
NIFTY CORPORATION	67.5%	267	217	0.31x	0.27x	4.8x	NA	29.0x	30.7x
CS LOXINFO PUBLIC	82.1%	66	45	0.63x	0.61x	2.5x	2.3x	10.8x	9.4x
			Mean	**1.32x**	**1.16x**	**10.5x**	**12.0x**	**20.8x**	**23.2x**
			Median	**1.41x**	**1.24x**	**7.5x**	**11.0x**	**21.3x**	**22.4x**
Selected Global ISPs									
ILIAD	89.0%	5,538	5,585	4.30x	3.46x	12.3x	9.6x	32.7x	26.4x
UNITED INTERNET AG	88.4%	4,615	4,749	2.74x	2.24x	14.7x	11.9x	29.3x	21.7x
TISCALI SPA	94.2%	1,589	2,160	2.33x	1.87x	15.7x	10.6x	NM	NM
QSC AG	93.0%	1,052	949	2.65x	1.95x	34.9x	12.3x	NM	36.3x
UNITED ONLINE INC	97.4%	947	784	1.50x	1.56x	6.9x	5.5x	21.6x	13.2x
EARTHLINK INC	78.0%	885	762	0.58x	0.58x	7.5x	7.1x	NM	NM
PIPEX COMM	76.5%	625	779	1.32x	0.97x	18.5x	12.6x	NM	22.1x
INTERNET GOLD-GOLDEN LINES	98.0%	274	265	NM	0.89x	NM	4.4x	NM	14.3x
			Mean	**2.20x**	**1.69x**	**15.8x**	**9.2x**	**27.9x**	**22.3x**
			Median	**2.33x**	**1.72x**	**14.7x**	**10.1x**	**29.3x**	**21.9x**
Canary	**97.4%**	**156**	**98**	**0.79x**	**NA**	**10.8x**	**NA**	**36.2x**	**NA**

Note: There is no broker research on Canary and therefore estimates of financial results on Canary are not available; LTM calculations as of 31-Dec-06 except for Sify Ltd and Nifty Corp, which are as of 31-Mar-07. Net debt calculations as of 31-Dec-06 except for Nifty Corp as of 31-Mar-07 and Internet Gold-Golden Lines as of 30-Sep-06

Source: Factset, as of 25 April 2007

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P R O J E C T C A N A R Y D I S C U S S I O N M A T E R I A L S
Analysis at Various Offer Prices
CANARY – PURCHASE PRICE RATIO ANALYSIS
Share Price $ 8.25 $ 9.11 $9.50 $ 9.82 $10.00 Comments Original MediaRing Closing Share Price as Revised MediaRing Average Purchase Price Current Offer Price Offer Price of 11 January 2007, the Offer Price paid by Connect for day immediately 4.12m shares between 10 preceding Connect’s July 2006 to 22 January Announcement 2007
In USD mm Equity Value 114.2 126.1 131.5 135.9 138.4
Net Debt / (Cash) (38.3) (38.3) (38.3) (38.3) (38.3)
Enterprise Value 75.9 87.8 93.2 97.6 100.1
Purchase Price Ratios Enterprise Value / Sales (USD mm)
FY 2006 Sales 123.1 0.62x 0.71x 0.76x 0.79x 0.81x Enterprise Value / EBITDA
FY 2006 EBITDA 9.0 8.4x 9.8x 10.4x 10.8x 11.1x Equity Value / Net Profit
FY 2006 Net Profit 3.8 30.4x 33.6x 35.0x 36.2x 36.9x
Source: Company filings